As filed with the Securities and Exchange Commission on August 1, 2005.

REGISTRATION NO. 333-108722

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_______________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

 UNDER
THE SECURITIES ACT OF 1933

_______________

WESTERN WIRELESS LLC
(Exact name of registrant as specified in its charter)

Washington	20-2145212
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

One Allied Drive	72202
Little Rock, Arkansas	(Zip Code)
(Address of principal executive offices)
(501) 905-8000
(Registrant's telephone number, including area code)

Francis X. Frantz
Executive Vice President and Secretary
Western Wireless LLC
One Allied Drive
Little Rock, Arkansas 72202
(Name and address of agent for service)

(501) 905-8000
(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Deregistration of Unsold Securities

        This Post-Effective Amendment No. 1 to Form S-3 Registration Statement relates to the Registration Statement on Form S-3 (File No. 333-108722), filed with the Securities and Exchange Commission (the "SEC") on September 11, 2003, as amended by pre-effective Amendment No. 1 to Form S-3 Registration Statement, filed with the SEC on September 24, 2003 (as so amended, the "Registration Statement"), by Western Wireless Corporation ("Western Wireless"), relating to the registration for resale by selling security holders of $115,000,000 aggregate principal amount of Western Wireless' 4.625% Convertible Subordinated Notes due 2023 (the "Notes") and the shares of Western Wireless Class A Common Stock (the "Shares") issued upon conversion of the Notes.

        On August 1, 2005, Alltel Corporation ("Alltel"), Wigeon Acquisition LLC ("Wigeon") and Western Wireless completed the merger (the "Merger") of Western Wireless with and into Wigeon pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of January 9, 2005, among such parties. As a result of the Merger, Wigeon, as the surviving company, amended its certificate of formation to change its name to Western Wireless LLC. Western Wireless LLC is the successor by merger to Western Wireless and a direct wholly-owned subsidiary of Alltel.

        Pursuant to the terms of the Notes, Western Wireless' obligation to keep the Registration Statement effective had expired prior to the Merger. Accordingly, all Notes and Shares previously registered for resale under the Registration Statement that were not sold by the selling security holders under the Registration Statement are hereby deregistered.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on the 1st day of August, 2005.

Western Wireless LLC
By:	/s/ Francis X. Frantz Francis X. Frantz Executive Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-3 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott T. Ford Scott T. Ford	President (Principal Executive Officer)	August 1, 2005

/s/ Jeffery R. Gardner Jeffery R. Gardner	Executive Vice President - Chief Financial Officer (Principal Financial Officer)	August 1, 2005

/s/ Sharilyn S. Gasaway Sharilyn S. Gasaway	Controller (Principal Accounting Officer)	August 1, 2005

/s/ Francis X. Frantz Francis X. Frantz	Executive Vice President, Secretary, and Sole Member of the Board of Managers	August 1, 2005